Exhibit 23


                         Consent of Independent Auditors


     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Healthcare Realty Trust Incorporated of our report dated January 30, 1998 (except for the 2nd paragraph of Note 13 as to which the date is February 27, 1998) included in the 1997 Annual Report to Shareholders of Healthcare Realty Trust Incorporated.

     Our audits also included the financial statement schedule of Healthcare Realty Trust Incorporated listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the following:

         1. Registration Statement (Form S-8 No. 33-97240) pertaining to the Healthcare Realty Trust Incorporated 1993 Employees Stock Incentive Plan, 1995 Restricted Stock Plan for Non-Employee Directors, and 1995 Employee Stock Purchase Plan; and

         2. Registration Statement (Form S-3 No. 33-97888) pertaining to the registration of $250,000,000 of debt securities, preferred stock, common stock warrants, and common stock.

of our report dated January 30, 1998 (except for the 2nd paragraph of Note 13, as to which the date is February 27, 1998), with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Healthcare Realty Trust Incorporated.


                                        Ernst & Young LLP
Nashville, Tennessee
March 24, 1998